Press Release
                                 March 26, 1999


Investor Contact: Conning Corporation		TCW
		  Fred M. Schpero		Josh Pekarsky
                  or Paul Kopsky, Jr.		Kekst and Company
                  (314) 444-0715		(212) 521-4877

Media Contact:    David Garino
                  (314) 982-1700

Internet:  http://www.conning.com and www.tcwgroup.com


For Immediate Release

                      CONNING AND TCW FORM GLOBAL ALLIANCE

           CONNING TO ACQUIRE TCW'S INSURANCE COMPANY HIGH-GRADE FIXED
                           INCOME MANAGEMENT BUSINESS

ST. LOUIS, MO and LOS ANGELES, CA, March 26, 1999 -- Conning Corporation (NASDAQ NMS:CNNG) and The TCW Group, Inc. (TCW) announced today they have entered into a definitive agreement in which Conning will acquire TCW's insurance company high-grade fixed income management business, which represents approximately $2.5 billion in discretionary assets under management and assets serviced. In addition to high-grade fixed income portfolio management, this operation provides a full range of investment management services unique to insurance companies, including specialized accounting, regulatory compliance, and asset/liability consulting.

Conning and TCW also announced that they have formed a global alliance in which each party will actively refer its clients to, or obtain sub-advisory services from, the other party for investment management products it does not currently provide. Under this global alliance, Conning may direct its clients to TCW for certain equity-based asset management services, including actively-managed U.S. and international equities, as well as alternative investments and comprehensive asset allocation products. Business referred to Conning may include insurance company high-grade fixed income asset management and a full array of ancillary insurance company services for TCW's insurance company clients.

Subject to certain adjustments, the purchase price for the acquired business is expected to equal approximately 1.5 times annualized management fees relating to this business. A portion of the consideration, up to $3.0 million, will be paid at closing with the remainder, up to $2.3 million, over the next two years, subject to successful retention of acquired client relationships and meeting certain revenue targets on the acquired business. The acquisition will be treated as an asset purchase and is expected to be accretive to Conning's earnings during the first full year of operations.

Leonard M. Rubenstein, Conning Corporation's Chairman, President and Chief Executive Officer, stated, "We believe this transaction and relationship are very positive for Conning. The transaction continues our strategy of creating scale efficiencies by increasing the amount of assets we manage, and provides our organization with an alliance that could give our clients access to TCW's outstanding equity investment products.

Donald L. McDonald, Conning's Executive Vice President - Asset Management, said, "We are pleased to welcome to Conning Walter Blasberg, TCW's Managing Director of the insurance asset management business. We know he can make an important contribution and ensure a seamless transition for TCW clients."

TCW President Marc Stern, said, "This transaction will enable TCW to concentrate our full efforts on the continued growth of our investment management operations, while also opening new areas of opportunity through our global alliance with Conning. Outside of the high-grade area we remain fully committed to serving insurance companies, which today are an important source of assets for TCW's investment strategies."

Mr. Blasberg added, "We have great respect for Conning and believe our clients will be well served by its expertise, commitment and focus on providing high quality, tailored services to the insurance industry."

Conning will integrate TCW's insurance asset management operations through its Hartford offices. Conning will be able to use its existing accounting and administrative infrastructure to absorb a significant portion of those functions currently being performed by TCW. The transaction is expected to close during the second quarter of this year, subject to customary conditions.

Conning provides asset management services to insurance companies, manages private equity funds investing in insurance and insurance-related companies, and conducts in-depth research concerning the insurance industry.

Founded in 1971, the TCW Group of companies, including Trust Company of the West, manages approximately $55 billion in assets for many of the United State's largest corporate, public and union pension plans, charitable foundations, endowments and financial institutions. Headquartered in Los Angeles, California, TCW also maintains offices in San Francisco, Houston, New York, Hong Kong and London.

The preceding discussion of expected results may constitute forward-looking statements. Actual results could differ from expected results due to various factors, including whether the revenue contribution and accretion of TCW's high-grade fixed income insurance operations have been projected accurately, the effect of recent volatility in securities markets, and the ability to successfully integrate the high-grade fixed income insurance operations of TCW.